UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

PHILLIPS EDISON – ARC SHOPPING

CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.01 and Item 2.03 above is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 10, 2011, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) purchased a shopping center containing 65,000 of rentable square feet located in Haines City, Florida (“St. Charles Plaza”) for approximately $10.1 million, exclusive of closing costs. The acquisition was funded with proceeds of $6.75 million from a mortgage loan (the “St. Charles Loan,” which is described further below) and proceeds of $3.35 million from the Company’s ongoing public offering. St. Charles Plaza was partially constructed in 2007. St. Charles Plaza was purchased from Odyssey (III) DP XVII, LLC, which is not affiliated with the Company or the Company’s advisor or sub-advisor.

St. Charles Plaza is approximately 98.2% leased to 13 tenants. The largest tenant at St. Charles Plaza is Publix, which occupies approximately 72.5% of the rentable square feet at St. Charles Plaza. Other featured tenants at St. Charles Plaza include Verizon Wireless, Crispers, and Hair Cuttery. The current aggregate annual base rent for the tenants of St. Charles Plaza is approximately $0.9 million and the current weighted-average remaining lease term for the tenants is approximately 12.6 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $14.60 per square foot.

Based on the current condition of St. Charles Plaza, we do not believe that it will be necessary to make significant renovations to St. Charles Plaza. Our management believes that St. Charles Plaza is adequately insured.

The weighted-average year-one yield of real estate properties the Company has acquired during the 12 months ending June 10, 2011 including St. Charles Plaza is approximately 8.2%. The year-one yield is equal to the estimated first-year net operating income of the property divided by the purchase price of the property, excluding closing costs and acquisition fees. Estimated first-year net operating income on the Company’s real estate investments is total estimated gross income (rental income, tenant reimbursements, parking income and other property-related income) derived from the terms of in-place leases at the time the Company acquires the property, less property and related expenses (property operating and maintenance expenses, management fees, property insurance and real estate taxes) based on the operating history of the property. Estimated first-year net operating income excludes other non-property income and expenses, interest expense from financings, depreciation and amortization and company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 10, 2011, the Company, through St. Charles Station LLC, a wholly owned subsidiary of Phillips Edison – ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into the St. Charles Loan with Wells Fargo Bank, N.A., an unaffiliated entity, as lender (“Wells Fargo”), to borrow approximately $6.75 million. The amount advanced under the St. Charles Loan was used to fund acquisition and acquisition-related costs of St. Charles Plaza.

The St. Charles Loan matures on June 10, 2013. The Company may extend the maturity date to June 10, 2014 upon payment of an extension fee equal to 0.25% of the amount outstanding on June 10, 2013. The St. Charles Loan bears interest at the one-month LIBOR plus 2.40% to 2.85%, depending on the debt yield achieved. In addition, the Company incurred certain closing costs in connection with the St. Charles Loan, including a loan fee equal to 0.50% of the loan amount, which loan fee was payable to Wells Fargo.

The St. Charles Loan requires monthly payments of accrued unpaid interest. On or before January 1, 2013, the Company is required to repay principal in the amount of $742,500. Beginning on January 1, 2013 and continuing through the maturity date, the Company is required to make monthly principal payments in the amount of $22,500, in addition to continued monthly interest payments. The Company has the right to prepay any outstanding amount at any time in whole or in part without premium or penalty. The St. Charles Loan is secured by a first mortgage lien on the assets of St. Charles Plaza including the land, fixtures, improvements, leases, rents and reserves. The Operating Partnership has guaranteed 25% of St. Charles Station LLC’s obligations under the St. Charles Loan.

The St. Charles Loan contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the St. Charles Loan. The Company is currently in compliance with all such covenants.

Item 8.01. Other Events

On June 13, 2011, the Company issued a press release announcing its acquisition of St. Charles Plaza.

Item 9.01. Financial Statement and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before August 23, 2011, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

(c) Exhibits

99.1	Press Release dated June 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: June 13, 2011	By:	/s/ Mark Addy
Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated June 13, 2011